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                                                                      EXHIBIT 23




INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in Amendment No. 1 to Registration Statements No. 33-7235, 33-34555 and 33-55437, and Registration Statements No. 33-27356 and 33-35707 of Universal Foods Corporation on Form S-8 of our reports dated November 13, 1997, which express an unqualified opinion and include a paragragh relating to the adoption of the provisions of Statement of Financial Accounting Standards No. 121, " Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," appearing in and incorporated by reference in the Annual Report on Form 10-K of Universal Foods Corporation for the year ended September 30, 1997.







DELOITTE & TOUCHE LLP
Milwaukee, Wisconsin
December 22, 1997